Exhibit 99.1


            Zones Announces Acquisition of Corporate PC Source, Inc.

RENTON, Wash. (April 1, 2003) Zones, Inc. (the "Company," "Zones"TM) (Nasdaq:
ZONS), today announced its acquisition of Corporate PC Source, Inc. ("CPCS"), an Illinois-based reseller of technology products and services. For the twelve months ended December 31, 2002, CPCS recorded net sales and pre-tax income of $95.9 million and $4.1 million, respectively.

Firoz Lalji, President and CEO of Zones, commented on today's announcement, "The management team at CPCS has built a highly successful organization that we are proud to bring onto the Zones team. CPCS caters to customers within the Fortune 2000, which is a natural fit to Zones business model. We believe that the acquisition of this historically profitable company will increase our revenues and enhance our position in the market."

CPCS will operate as a wholly-owned subsidiary of Zones from its current headquarters in Wood Dale, Illinois. The company will continue to operate under the CPCS trade name.

"We are excited about the opportunity to become part of the Zones team," stated Christina Corley, President and CEO of CPCS. "Zones is a well established direct marketing reseller that is driven by a similar business model and focus on integrity and customer service. I am confident that our customers will benefit from the additional capabilities our combined efforts will enable us to offer."

About Zones, Inc.
Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small to medium sized business market, enterprise, and public sector accounts, while actively supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including Apple, Hewlett-Packard/Compaq, IBM, Microsoft and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Renton, Washington. Company and buying information is available at http://www.zones.com, or by calling 800-258-2088.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future sales, vendor support, competition, pressure on margin, variability of operating results, potential disruption of business, potential increases in postage, shipping, and paper costs, state business and occupation tax and sales and use tax uncertainties,, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
425-430-3000

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